Exhibit 8.1
Subsidiaries of On Holding AG

Name of Subsidiary	Jurisdiction of Organization

On AG	Zurich, CH
On Brazil Ltda.	Sao Paulo, BR
On Cloud Service GmbH	Berlin, DE
On Clouds GmbH	Zurich, CH
On Clouds Inc.	Delaware, USA
On Europe AG	Zurich, CH
On Experience 1 LLC	Delaware, USA
On Experience 2 LLC	Delaware, USA
On Experience 3 LLC	Delaware, USA
On Experience 4 LLC	Delaware, USA
On Experience 5 LLC	Delaware, USA
On Experience 6 LLC	Delaware, USA
On Experience 7 LLC	Delaware, USA
On Experience 8 LLC	Delaware, USA
On Hong Kong Ltd.	Hong Kong, SAR of CN
On Inc.	Oregon, USA
On Italy S.r.l.	Milan, IT
On Japan K.K.	Yokohama, JP
On Korea Ltd.	Seoul, Korea
On Oceania Pty Ltd.	Melbourne, AU
On Running Canada Inc.	Vancouver, CA
On Running Sports Products (Shanghai) Company Ltd.	Shanghai, CN
On Running UK Ltd.	London, UK
On Vietnam Co. Ltd.	Ho Chi Minh City, VN
Brunner Mettler GmbH	Zurich, CH